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February 28, 2013

Lord Asset Management Trust

440 South LaSalle Street

Chicago, Illinois 60605-1028

Ladies and Gentlemen:

We have acted as counsel for Lord Asset Management Trust (the “Trust”) and its investment series, the Thomas White International Fund, Thomas White Emerging Markets Fund and Thomas White American Opportunities Fund (the “Funds”), and are familiar with the Trust’s registration statement with respect to the shares of the Funds under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, the “Registration Statement”). The Trust is organized as a statutory trust under the laws of the State of Delaware.

We have examined the Trust’s Trust Instrument and By-Laws and other materials relating to the authorization and issuance of shares of beneficial interest of the Trust, Post-Effective Amendment No. 34 to the Registration Statement and such other documents and matters as we have deemed necessary to enable us to give this opinion, including certain applicable governmental and corporate certificates and records.

Based upon the foregoing, we are of the opinion that the Funds’ shares proposed to be sold pursuant to Post-Effective Amendment No. 34 to the Registration Statement, when it has become effective with the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Funds, as described in Post-Effective Amendment No. 34 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 34 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Funds’ shares of beneficial interest, as indicated above, and to references to our firm, as counsel to the Trust, in the Funds’ prospectus and Statement of Additional Information to be dated as of the effective date of Post-Effective Amendment No. 34 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

/s/ Dechert LLP